Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7020

SYSTEMAX REPORTS RECORD THIRD QUARTER RESULTS

Third Quarter Highlights:
      •    Sales: $687 million, up 20% — all time record
      •    Operating Income: $26 million, up 35% — all time record
      •    Net Income: $ 17.6 million, up 42% — all time record
      •    Diluted Earnings Per Share: $.47 vs. $.33, up 42%

PORT WASHINGTON, NY, November 7, 2007 — Systemax Inc. (NYSE:SYX) today announced results for the third quarter and nine months ended September 30, 2007.

Net sales for the quarter increased 20% to $687 million compared to $575 million in the third quarter of 2006. Sales of technology products (computers, computer supplies and consumer electronics) grew by 20% and sales of industrial products grew by 18%. Gross margin for the quarter improved to 16.1% from 15.9% in the third quarter of 2006. Operating income was $25.8 million in the quarter compared to $19.2 million in the third quarter of 2006, and net income for the quarter was $17.6 million, or $.47 per diluted share, compared to $12.5 million, or $.33 per diluted share, in the third quarter of 2006.

For the nine months ended September 30, 2007, net sales increased 18% to $ 2.0 billion from $1.7 billion during the same period last year. Gross margin was 15.3% in the first nine months of both 2007 and 2006. Operating income was $67.4 million compared to $50.6 million in the third quarter of 2006. Net income increased 22% to $45.3 million or $1.20 per diluted share compared to $37.1 million or $.99 per diluted share a year ago. Included in net income for the nine months ended September 30, 2007 is an after tax gain of approximately $1.5 million or $.04 per diluted share related to a favorable lawsuit settlement. Included in net income for the nine months ended September 30, 2006 is an after tax gain of $4.3 million, or $.11 per diluted share from the sale of a warehouse facility.

Richard Leeds, Chairman and Chief Executive Officer, said “Our all time record third quarter 2007 results, highlighted by our 20% growth in sales, improved gross margin and 35% growth in operating income, is the result of continued execution of our growth plan and demonstrates the leverage in our business model. Our consolidated gross margin has now improved for each of the last three consecutive quarters, increasing from 12.9% in the fourth quarter of 2006 to 14.3% in the first quarter of 2007, 15.3% in the second quarter and 16.1% in the third quarter. We also leveraged our cost structure as selling, general and administrative expense as a percentage of sales in the third quarter was 12.3% compared to 12.6% in the third quarter 2006, including increased consulting and staffing costs associated with the requirements of Section 404 of the Sarbanes-Oxley Act.”

Gilbert Fiorentino, Chief Executive Officer of TigerDirect.com and the technology products segment, noted, “strong sales growth in both the North American and European markets continued in the third quarter. North American technology product sales grew 16% in the quarter, driven by growth in all sales channels. European sales grew 27% overall, 19% after exchange rate effects, in the third quarter, driven primarily by growth in internet sales and public sector customers.”

Richard Leeds, commenting on other operations, noted “in the industrial products segment, sales grew 18% in the third quarter compared to 2006, driven primarily by increased internet sales and continuing competitive advantages due to our worldwide sourcing and aggressive pricing strategies.”

Larry Reinhold, Chief Financial Officer, noted that the Company’s overall financial condition remains solid as evidenced by its working capital of $253 million, including cash and equivalents of $98 million. Cash flow from operations for the quarter was approximately $18.0 million and for the first nine months of 2007 was over $63 million. In the last twelve months we have generated cash from operations of $101 million while investing $8 million in capital expenditures. This strong cash generation enabled our $37 million dividend for our shareholders earlier this year and our current strong and liquid balance sheet. Days sales outstanding were 25 days at September 30, 2007, and inventory turned at an annual rate of approximately 9 times during the quarter. Our effective tax rate was 35.5% for the first nine months of 2007, down slightly from the prior year.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe.  It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.

SYSTEMAX INC.

Condensed Consolidated Statements of Operations – Unaudited

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$687,317	$575,041	$2,010,541	$1,697,191
Cost of sales	576,664	483,527	1,703,896	1,437,544
Gross profit	110,653	91,514	306,645	259,647
Gross margin	16.1%	15.9%	15.3%	15.3%
Selling, general and administrative expenses	84,847	72,349	239,233	209,030
Operating income	25,806	19,165	67,412	50,617
Operating margin	3.7%	3.3%	3.4%	3.0%
Interest and other (income) expense, net	(1,113)	(343)	(2,811)	(7,111)
Income before income taxes	26,919	19,508	70,223	57,728
Provision for income taxes	9,275	7,057	24,922	20,614
Effective tax rate	34.5%	36.2%	35.5%	35.7%
Net income	$17,644	$12,451	$45,301	$37,114
Net margin	2.6%	2.2%	2.3%	2.2%

Net income per common share:
Basic	$.49	$.36	$1.26	$1.06
Diluted	$.47	$.33	$1.20	$.99

Weighted average common and common equivalent shares:
Basic	36,055	35,054	35,928	34,887
Diluted	37,734	37,967	37,667	37,666

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2007 (unaudited)	December 31, 2006
Current assets:
Cash and cash equivalents	$97,784	$86,964
Accounts receivable, net	181,259	164,615
Inventories, net	234,877	233,136
Prepaid expenses and other current assets	34,731	34,646
Total current assets	548,651	519,361
Property, plant and equipment, net	49,356	48,586
Deferred income taxes and other assets	15,537	16,214
Total assets	$613,544	$584,161
Current liabilities:
Short-term debt	$494	$12,788
Accounts payable and accrued expenses	295,248	277,174
Total current liabilities	295,742	289,962
Long-term debt	259	483
Other liabilities	6,373	4,226
Shareholders' equity	311,170	289,490
Total liabilities and shareholders' equity	$613,544	$584,161

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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